Exhibit 99.1

American Public Education Announces Board Transitions

CHARLES TOWN, W.Va.—(BUSINESS WIRE)—Aug. 13, 2009— American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced that David L. Warnock and Phillip A. Clough, Non-Executive Chairman of the Board, plan to depart from American Public Education’s Board of Directors. Mr. Warnock and Mr. Clough are both affiliated with the company’s former private equity investors.

Mr. Warnock has resigned as a member of the company’s board of directors effective August 12, 2009. Mr. Clough intends to continue serving on the board as Chairman until the company’s annual stockholder meeting on May 14, 2010.

Mr. Warnock has been a member of the company’s board of directors since 2005 and is a managing member and co-founder of Camden Partners, as well as Chief Executive Officer of Camden Learning Corporation. Mr. Clough has been a member of the company’s board of directors since 2002 and is a Managing General Partner of ABS Capital Partners. Camden Partners and ABS Capital Partners were early private equity investors in American Public Education, both of which have now liquidated their ownership in APEI.

“It has been an extraordinary experience to serve an organization so passionate about and dedicated to improving the lives of students by providing affordable and respected online degree programs. I am privileged to have had the opportunity to work closely with our Board of Trustees and faculty to create outstanding educational opportunities for our nation’s military personnel and first responders. While departing to focus on my other business commitments, I leave American Public Education with great confidence in the company’s prospects for future growth and continued success,” stated Mr. Warnock.

Mr. Clough stated, “The Board has planned for the fact that with the sale of the shares held by ABS Capital Partners and Camden Partners, the composition of the Board would change over time. Earlier this year, two new directors, Tim Landon and Barbara Fast, were added to the Board and Chris Everett was named Vice Chairman. With David’s announcement, I thought it was an appropriate time to solidify my plans to also transition my focus to other business commitments. The recent additions and Chris’ leadership have greatly strengthened the Board and ensured that today’s announcement will have no impact on the Board’s effectiveness.”

Clough continued, “My association with APEI since 2002 has been the most fulfilling professional experience of my career. The university system has an important and compelling mission. The tireless devotion of the staff and faculty to providing quality, affordable and flexible education to our military service members and other public servants is an inspiration to me. I look forward to serving the remainder of my term with energy and feel comfortable that the timing of this decision is right. The Company is performing well, has excellent leadership and a very bright future.”

Wallace E. Boston, President and Chief Executive Officer, stated, “Both personally and on behalf of the Company and the Board of Directors, I want to thank Phil and David for their strong leadership and many years of service. As a result of their careful guidance and dedication to our mission, American Public University System has become a national leader in affordable, online higher education and is well positioned for continued growth and success.”

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ:APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 53,600 part-time students who live and work in all 50 states and more than 100 countries; and offers 74 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will” and “would”. These forward-looking statements include, without limitation, statements under the heading “Full Year 2009 Outlook” and “Third Quarter 2009 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Source: American Public Education, Inc.

American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Investor Relations
703-334-3880